Exhibit 5.1

[GIBSON, DUNN & CRUTCHER LLP Letterhead]

August 19, 2009

(310) 552-8500	C 04631-00013

(310) 551-8741

AECOM Technology Corporation

555 South Flower Street, Suite 3700

Los Angeles, California 90071

Re:                               AECOM Technology Corporation Prospectus Supplement, dated August 19, 2009

Ladies and Gentlemen:

We have examined the Prospectus Supplement, dated August 19, 2009 (the “Prospectus Supplement”), to the Registration Statement on Form S-3, File No. 333-157646, of AECOM Technology Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 4,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on August 19, 2009 and to the incorporation by reference of this opinion in the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP